News Release
                                                                  April 19, 2004

                     Valmont Reports First Quarter Results

Highlights:

     o    Net Sales increased 4% primarily due to foreign currency translation.

     o Net earnings decreased 25% mainly due to the continued weak pricing environment for steel structures in the utility market.

     o    China sales and profitability doubled in the first quarter.

     o    Coatings Segment profitability was impacted by continued weak markets.

     o    Irrigation Segment profits rose 7% on a sales increase of 6%.

     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure and mechanized irrigation equipment for agriculture and a provider of coating services, reported sales for the first quarter of $215.9 million compared with $207.3 million for the same period of 2003. First quarter 2004 net earnings were $5.5 million, or 22 cents per diluted share, versus first quarter 2003 net earnings of $7.3 million, or 30 cents per diluted share. The Company had previously announced on March 18, 2004 that it expected earnings for the quarter to be in the range of 19-21 cents per diluted share.

First Quarter 2004 Review:

     "A very competitive pricing environment in the utility market combined with rapid steel price increases hurt profitability in the first quarter," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "We had growth in sales and profits in both our North American and international irrigation businesses. Sales and profits rose in our tubing business as fabrication customers sought steady supplies of tubing in a rising price environment. Global sales of lighting and traffic products were flat. Volumes were lower in our coatings business as some of our steel fabrication customers had difficulty obtaining steel for production."

First Quarter Summary-Agricultural Markets:

     The Irrigation Segment's first quarter sales of $80.1 million were 6% higher than 2003. Operating income for the segment of $11.8 million was a 7% improvement over 2003.

     Sales improved in North American markets due to a favorable farm economy. Internationally, sales rose in South America and Europe. Higher crop prices are strengthening the demand for irrigation equipment in many parts of the world. The economic benefits of mechanized irrigation equipment to growers are compelling. In addition to conserving water, mechanized irrigation reduces labor and improves yields.

     The Tubing Segment sales of $17.3 million were 5% higher than in 2003. The sales increase reflects the pass through of higher steel prices on revenues. Operating income of $2.1 million was 12% above the first quarter of 2003, due to improved manufacturing efficiencies.

First Quarter Summary - Infrastructure Markets:

     The Engineered Support Structures Segment sales of $99.4 million increased 8% from 2003 levels. Operating income for the segment fell by 65% to $1.4 million. Profitability was adversely impacted by the competitive pricing environment in the North American utility market and an unprecedented and rapid increase in steel prices.

     Utility product sales were slightly lower in North America. The utility market for steel structures is experiencing an intensely competitive pricing environment. As the Company does not expect significant improvement in this competitive environment in the short-term, measures are planned to reduce the cost structure of the business to improve Valmont's competitive position in the marketplace. Utility sales and profits in China rose significantly as electrical transmission infrastructure development remains very strong. These higher volumes resulted in greater profitability for Valmont's utility business in China.

     Sales of lighting and traffic products in North America and Europe were flat. Specialty structure sales grew with the introduction of a sign structure product line. Sales of wireless communication products in North America were similar to first quarter 2003 levels; however, the backlog is growing as order rates have improved. Results in the specialty structures business unit improved due to cost reductions implemented last year. In China, sales of wireless communication products were substantially higher. The demand for wireless communication products in China remains very strong as service providers expand their networks.

     The Coatings Segment sales of $22.7 million were 17% lower than last year. Galvanizing volumes were lower as some customers were unable to secure steel for fabrication. The sales decline also reflects a reduction in assembly service revenues in the anodizing business, as demand slowed from industrial customers. Operating profits fell 78% to $466 thousand, as fixed costs were incurred despite lower sales volumes. The persistent weakness in the industrial economy over the past 18 months has caused considerable volume declines leading to manufacturing deleverage. When the industrial economy recovers, the Company expects an increase in coatings revenues and improved profitability.

Second Quarter Outlook:

     Commenting on the outlook for the second quarter, Mr. Bay said, "While we will continue to face challenges in the second quarter, we expect consolidated sales and operating earnings comparisons to be favorable. We expect strong sales gains in our lighting and traffic, utility and specialty structures businesses, compared with the second quarter of 2003. Results in our coatings business will largely depend on our customers' ability to acquire steel and the general level of the industrial economy. In our irrigation business, we expect results similar to last year's solid second quarter performance. In our tubing business, we expect an improvement in results compared to last year's second quarter. We believe that by continuing to focus on lowering costs, while improving quality and customer service, we should improve our competitive position and profitability."

Debt Refinancing:

     Terry J. McClain, Valmont's Senior Vice President and Chief Financial Officer said, "As a result of the April 16, 2004 acquisition of Newmark and the favorable financing environment, Valmont plans to refinance the majority of its existing long term debt. Plans include the refinancing of the existing revolving credit facility, as well as restructuring the promissory notes that are presently on the balance sheet. The proposed new financial structure will be a mix of credit facilities and other debt. This structure should give the Company additional financial flexibility and capacity at very competitive rates and terms."

         Mr. McClain added, "In the process of implementing this financial structure and paying off the existing promissory notes, there will be a prepayment premium in the range of $12-13 million pre-tax or approximately 32-35 cents per diluted share. This charge will be taken upon finalizing the new structure, which is expected to be completed in the second quarter of this year."

     The new financial structure is expected to include a $375 million mix of credit facilities and other debt. Mr. McClain commented that, "This new financial structure should give Valmont the flexibility and capacity necessary to handle our business needs at a very economical cost over the next 5 to 10 years. With our good cash flow characteristics we should be able to reduce our debt levels over the next 12-18 months to our normal operating range of 40% of long term debt to total capital."

     An audio discussion of Valmont's first quarter results by Valmont officers, Mogens C. Bay, Chairman and Chief Executive Officer, and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live via the Internet at 8:00 a.m. April 20, 2004 CDT, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 6400946 beginning April 20, 2004 at 10:00 a.m. CDT through 12:00 p.m. CDT on April 27, 2004.

     Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and estimates and are subject to uncertainty and changes in circumstances. Future economic and market circumstances, industry conditions, Company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environment, actions and policy changes of domestic and international governments and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission are examples of factors, among others, that could cause results to differ materially from those described in the forward-looking statement. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)
                                   (unaudited)

                                                          First Quarter
                                                         13 Weeks Ended
                                                    --------------------------
                                                      27-Mar-04    29-Mar-03
                                                    --------------------------
Net sales                                            $ 215,897    $ 207,294
Cost of sales                                          164,617      154,441
     Gross profit                                       51,280       52,853
Selling, general and administrative expenses            39,531       37,802
     Operating income                                   11,749       15,051
Other income (deductions)
 Interest expense                                       (2,398)      (2,685)
 Interest income                                           276          234
 Miscellaneous                                             14           (38)
                                                        (2,108)      (2,489)
      Earnings before income taxes, minority
        interest, equity in earnings of nonconsolidated
        subsidiaries                                     9,641       12,562
Income tax expense                                       3,529        4,648
      Earnings before minority interest, equity in
        earnings (losses) of nonconsolidated
        subsidiaries                                     6,112        7,914
Minority interest                                         (455)        (271)
Loss in nonconsolidated subsidiaries                      (156)        (350)
      Net earnings                                     $ 5,501      $ 7,293

Average shares outstanding (000's) - Basic              23,846       23,878
Earnings per share - Basic                              $ 0.23       $ 0.31

Average shares outstanding (000's) - Diluted            24,520       24,388
Earnings per share - Diluted                            $ 0.22       $ 0.30

Cash dividends per share                               $ 0.080      $ 0.075

                   VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                            SUMMARY OPERATING RESULTS
                             (Dollars in thousands)
                                   (unaudited)

                                              First Quarter
                                             13 Weeks Ended
                                        -------------------------
                                          27-Mar-04    29-Mar-03
                                        -------------------------

Net sales
  Engineered Support Structures          $ 99,436     $ 91,880
  Coatings                                 22,656       27,162
    Infrastructure products               122,092      119,042

  Irrigation                               80,099       75,569
  Tubing                                   17,323       16,461
    Agriculture products                   97,422       92,030

  Other                                     4,360        4,616
  Less: Intersegment sales                 (7,977)      (8,394)
    Total                               $ 215,897    $ 207,294

Operating Income
  Engineered Support Structures             1,441        4,063
  Coatings                                    466        2,081
    Infrastructure products                 1,907        6,144

  Irrigation                               11,845       11,115
  Tubing                                    2,085        1,868
    Agriculture products                   13,930       12,983

  Other                                      (492)        (351)
  Corporate                                (3,596)      (3,725)
    Total                                $ 11,749     $ 15,051

Valmont has four reportable segments organized on a worldwide product basis.

     Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic, utility and wireless communication industries.

     Coatings: This segment consists of galvanizing, anodizing and powder coating services.

     Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

     Tubing: This segment consists of the manufacture of tubular products.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include wind energy development, machine tool accessories and industrial fasteners, are reported in the "Other" category.

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (unaudited)

                                               27-Mar-04           29-Mar-03
                                              -----------         -----------
ASSETS
Current assets:
  Cash and cash equivalents                    $ 24,197            $ 23,330
  Accounts receivable, net                      149,505             131,997
  Inventories                                   132,068             121,117
  Prepaid expenses                                7,601               5,560
  Refundable and deferred income taxes           10,284              11,719
    Total current assets                        323,655             293,723
Property, plant and equipment, net              184,784             190,531
Goodwill and other assets                        95,807              88,905
                                              $ 604,246           $ 573,159

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt       $ 15,115            $ 10,790
  Notes payable to banks                         20,705              21,806
  Accounts payable                               65,993              52,616
  Accrued expenses                               52,070              51,170
  Dividend payable                                1,910               1,792
    Total current liabilities                   155,793             138,174
Long-term debt, excluding current installments  129,847             145,530
Other long-term liabilities                      49,871              41,464
Shareholders' equity                            268,735             247,991
                                              $ 604,246           $ 573,159